Exhibit 10.25

May 20th, 2021

Celina Mikolajczak

Dear Celina,

I am pleased to offer you a position with QuantumScape Battery, Inc. (the “Company”), as Vice President, Manufacturing Engineering. For purposes of this letter, the Company’s publicly-traded parent is referred to as “QuantumScape.” If you decide to join us as a regular employee, you will receive an annual salary of $350,000, which will be paid in accordance with the Company’s normal payroll procedures. As a full-time employee, you will also be eligible to receive the Company’s standard employee benefits. Please note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

If you decide to join the Company, and subject to the approval of QuantumScape’s Board of Directors (or applicable committee thereof), you will be granted an award of Restricted Stock Units (RSUs) of QuantumScape with a value of $2,000,000. The number of RSUs will be determined by dividing $2,000,000 by the volume weighted average price of a share of QuantumScape common stock (over a trailing twenty trading day period) on the date approved by QuantumScape’s Board of Directors (or applicable committee thereof).

Twenty-five percent (25%) of the Restricted Stock Units will be scheduled to vest on the first Quarterly Vesting Date following the one (1) year anniversary of the Vesting Commencement Date, and six and one-quarter percent (6.25%) of the Restricted Stock Units will be scheduled to vest each quarter on each Quarterly Vesting Date thereafter, subject to you providing continuous service through each such date. The “Vesting Commencement Date” is on or after the earliest of either February 15, May 15, August 15, or November 15, following your start date. A “Quarterly Vesting Date” is the first trading day on or after each of February 15, May 15, August 15, and November 15. The specific terms of your RSUs will be set forth in an RSU award agreement under QuantumScape’s 2020 Equity Incentive Plan.

Under the Company’s 2021 Executive Incentive Compensation Plan, you will be eligible for an annual target bonus of thirty-three percent (33.3%) of your eligible earnings based on achievement of performance goals established by the Compensation Committee of the Board of Directors.

In addition, by signing the enclosed Change in Control and Severance Agreement concurrently with accepting this offer, you will be eligible to receive certain severance benefits if you are terminated without cause or you resign for good reason in accordance with the terms therein.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, without Company’s advance written consent, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first day of employment.

As a further condition of your employment, you agree to resign from your position as a member of QuantumScape’s Board of Directors, effective immediately upon the acceptance of this offer.

To accept the Company’s offer, please sign and date this letter in the space provided below and return a copy to me. If you accept our offer, your first day of employment will be on July 19th, 2021. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer or Chief Legal Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by May 24th, 2021.

We look forward to your favorable reply and to working with you.

Sincerely,

/s/Jagdeep Singh
Jagdeep Singh
Chief Executive Officer and Chairman
(Principal Executive Officer)

Agreed to and accepted: Signature:

/s/ Celina Mikolajczak
Printed Name: Celina Mikolajczak

Date: 5/20/2021

Address for Notification:

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Enclosures:

Employment, Confidential Information, Invention Assignment and Arbitration Agreement, Change in Control and Severance Agreement